Exhibit 10.1

AGREEMENT AND RELEASE

     CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND RELEASE.

     BY SIGNING THIS AGREEMENT AND RELEASE, YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS.

     Agreement between Authentidate Holding Corp., its stockholders (solely in their capacity as stockholders of Authentidate Holding Corp.), subsidiaries, affiliates, divisions, successors and assigns, their respective past and present officers, directors, employees, agents, attorneys, whether as individuals or in their official capacity, and each of their respective successors and assigns (hereinafter collectively referred to as “AHC” or the “Company”) and by his own free will, John J. Waters (“Waters” or “Employee”).

     WHEREAS, Waters has been an employee of AHC, and

     WHEREAS, Waters has been employed pursuant to a written employment agreement dated as of August 6, 2004 (the “Employment Agreement”); and

     WHEREAS, Employee and AHC each desire an amicable cessation of the employment relationship,

     NOW, THEREFORE, in consideration of the covenants and promises contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, Employee and AHC (who hereinafter collectively may be referred to as the “Parties”) hereby agree as follows:

     1.   Employee acknowledges and agrees that effective the close of business January 1, 2006, Employee’s employment is terminated (the “Termination Date”.)

     2.   In consideration for Employee’s execution of this Agreement, and in consideration for the release of claims against AHC, the Company will pay or provide to Employee the following:

          a.      The payment of (i) $350,416.67.33 in accordance with the terms and conditions of that certain Consulting Agreement entered into between Employee and Company dated as of January 1. 2006 (the “Consulting Agreement”) and as described in Section 7, and the benefits as described in Section 3 below; and (ii) Five Thousand ($5,000.00) Dollars within ten (10) days of the execution of this Agreement for attorney’s fees .

          b.      Solely for the purpose of determining the vesting and exercisability of Employee’s stock options pursuant to Section 11.2 of the Employment Agreement, Employee’s termination shall be deemed a termination without cause, and the conditions to the vesting of any outstanding stock options granted to the Employee under any of the Company’s stock option plans, shall be deemed void and all such incentive awards shall be immediately and fully vested as of the date of this agreement and the terms of the awards shall be deemed amended to provide that the awards shall remain exercisable until August 6, 2009, the duration of their original term.

          c.      Employee agrees and acknowledges that the Company’s payment of the compensation described in this Section 2 of this Agreement is in lieu of all other compensation to which Employee may have been entitled pursuant to the Employment Agreement, and all other agreements and plans, including without limitation, the Accrued Compensation and the Severance Payment (as such terms are defined in the Employment Agreement).

     3.   Benefits:

          a.      Until December 31, 2006, the Company shall reimburse Employee for expenses actually incurred by Employee in securing medical benefit continuation coverage on a self-pay basis under federal law (COBRA).

          b.      Except as otherwise expressly provided in this Agreement, Employee will not be entitled to receive any other benefits after the Termination Date.

     4.   To the extent Employee has unreimbursed business expenses, incurred through the Termination Date, Employee must promptly submit the expenses with all appropriate documentation; those expenses which meet the Company’s guidelines will be reimbursed. Any expense account that Employee has with the Company terminates effective on the Termination Date, and any expenses already incurred will be reviewed and processed in accordance with the policies and procedures of the Company. No new expenses may be incurred after the Termination Date. Employee agrees to promptly pay any outstanding balance on these accounts that represent non-reimbursable expenses. Company will pay accepted expenses within twenty (20) business days from the date Employee and Company execute this Agreement, in accordance with the Company’s expense reimbursement guidelines existing as of the date that this Agreement is executed by both the Company and Employee.

     5.   Employee understands that this Agreement does not constitute an admission by the Company of any liability, error or omission, including without limitation, any: (a) violation of any statute, law, or regulation; (b) breach of contract, actual or implied; or (c) commission of any tort.

     6.   Employee acknowledges that the consideration provided in this Agreement exceed that to which Employee would otherwise be entitled under the normal operation of any benefit plan, policy or procedure of the Company or under any previous agreement (written or oral) between Employee and the Company. Employee further acknowledges that the agreement by AHC to provide consideration pursuant to this Agreement beyond Employee’s entitlement is conditioned upon Employee’s release of all claims against AHC and Employee’s compliance with all the terms and conditions of this Agreement.

     7.   Simultaneously with the execution of this agreement, the Company will enter into the Consulting Agreement with the Employee. The Consulting Agreement shall be executed simultaneously with this Agreement, and all of its terms and conditions are hereby incorporated by reference, and shall be a part of this Agreement. The Consulting Agreement shall be for a term commencing January 1, 2006 and expiring September 15, 2006, and the amounts payable to Employee pursuant to the Consulting Agreement shall be deemed to be in satisfaction of all Severance Payments Employee is entitled to under the Employment Agreement, and all other agreements and plans. The Employee shall be required to perform such services as may reasonably be requested in writing by the Chief Executive Officer of the Company and/or the Chairman of the Board and shall not hold himself out as a representative of the Company except upon the prior written direction of the Chief Executive Officer of the Company.

     8.   The Parties agree that, except as provided for herein, there shall be no other payments or benefits payable to Employee, including but not limited to, salary, bonuses, commissions, finder’s fees and/or other payments.

     9.   Arbitration:

          a.      The Parties specifically and knowingly and voluntarily agree to arbitrate any controversy, dispute or claim which has arisen or should arise in connection with Employee’s employment, the cessation of Employee’s employment, or in any way related to the terms of this Agreement. The Parties agree to arbitrate any and all such controversies, disputes, and claims before a single arbitrator in the State of New York in accordance with the Rules of the American Arbitration Association. The arbitrator shall be selected by the Association and shall be an attorney-at-law experienced in the field of corporate law and admitted to practice in the State of New York. In the course of any arbitration pursuant to this Agreement, Employee and the Company agree (i) to request that a written award be issued by the arbitrator and (ii) that each side is entitled to receive any and all relief it would be entitled to receive in a court proceeding. The Parties knowingly and voluntarily agree to enter into this arbitration clause and to waive any rights that might otherwise exist to request a jury trial or other court proceeding, except that Employee and AHC have the right to seek injunctive or other equitable relief from a court to enforce Paragraph 10 of this Agreement and that AHC has the right to seek injunctive or other equitable relief from a court to enforce Paragraph 12 of this Agreement. This paragraph is intended to be both a post-dispute and pre-dispute arbitration clause. Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties.

               b.       The Parties’ agreement to arbitrate disputes includes, but is not limited to, any claims of unlawful discrimination and/or unlawful harassment under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act 1967, as amended, the Americans with Disabilities Act, the New Jersey and New York Civil Rights Laws, the New Jersey Law Against Discrimination, the New York Executive Law, the New York City Human Rights Law, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, or any other federal, state or local law relating to discrimination in employment and any claims relating to wage and hour claims and any other statutory or common law claims.

               c.      Notwithstanding the foregoing, Employee acknowledges and agrees that its breach of its non-disparagement, confidentiality, non-competition, or cooperation obligations (as provided by Paragraphs 10 – 15 and 21 of this Agreement) will cause the Company irreparable injury not compensable by money damages and therefore, the Company will not have an adequate remedy at law. Accordingly, if the Company institutes an action or proceeding to enforce such obligations, it shall be entitled to injunctive or other equitable relief to prevent or curtail any such breach, threatened or actual.

     10.   Employee and AHC agree that the terms and existence of this Agreement are and shall remain confidential and agrees not to disclose any terms or provisions of this Agreement, or to talk or write about the negotiation, execution or implementation of this Agreement, without the prior written consent of the other, except (a) as required by law; (b) as required by regulatory authorities, including as may be required under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder; (c) as required within AHC to process this Agreement; or (d) in connection with any arbitration or litigation arising out of this Agreement. Anything herein to the contrary notwithstanding, Employee may disclose the terms of this Agreement to Employee’s immediate family, accountant or attorney, provided they are made aware of and agree to the confidentiality provisions.

     11.   Employee further acknowledges and agrees that any non-public and/or proprietary information of the Company and/or its customers disclosed to or prepared by Employee during Employee’s employment remains confidential and may not be used and/or disclosed by Employee hereafter without the prior written consent of AHC. Employee further agrees that the provisions of Article VI of the Employment Agreement (“Non-Disclosure”) shall remain in full force and effect.

     12.   Solely for the purpose of determining the applicability of the Restrictive Covenant in Article VII of the Employment Agreement, Employee shall be deemed to have voluntarily terminated his employment as of the termination date of the Consulting Agreement, and Employee hereby agrees that all of the provisions of Article VII, as modified by this paragraph, shall remain in full force and effect. Further, in addition to the provisions of Article VII, Employee also agrees that in consideration for the payments and other consideration provided in this Agreement, Employee will not for a period of six months after the termination of the Consulting Agreement, either directly or indirectly, (a) solicit any person who is employed by AHC (or who was employed by AHC within 90 days of the termination of the Consulting Agreement) to: (i) terminate his employment with AHC; (ii) accept employment with anyone other than AHC, or (iii) in any manner interfere with the business of AHC.

     13.   In consideration of the foregoing, Employee agrees to irrevocably assign to the Company any and all inventions, software (including source code and source code documentation for all computer programs developed or modified), manuscripts, documentation, improvements or other intellectual property whether or not protectible by any state or federal laws relating to the protection of intellectual property, relating to the present or future business of the Company that have been developed by Employee during the course of his employment with the Company, either alone or jointly with others, and whether or not developed during normal business hours or arising within the scope of his/her duties of employment (all of the foregoing “Intellectual Property”). Employee agrees that all such Intellectual Property, including without limitation all copyrights, trademarks, trade secrets and patent rights therein, is irrevocably assigned to and shall be and remain the sole and exclusive property of the Company and shall be deemed the product of work for hire. Employee further agrees to execute such assignments and other documents as the Company may consider appropriate to vest all right, title and interest therein to the Company and hereby appoint the Company your attorney-in-fact with full powers to execute such document itself in the event Employee fails or is unable to provide the Company with such signed documents.

     14.   Employee agrees that in accordance with Section 9.6 of the Employment Agreement, which shall remain in full force and effect, as long as Employee is entitled to receive any payments under this Agreement, Employee shall not make any negative or derogatory statements in verbal, written, electronic or any other form about the Company, or its officers, employees and directors including, but not limited to, a negative or derogatory statement made in, or in connection with, any article or book, on a website, in a chat room or via the internet. The Company agrees not to issue, and will advise its executive officers and directors not to make, any negative or derogatory statements in verbal, written, electronic or any other form about Waters.

     15.   Litigation

          a.      Employee shall cooperate fully with the Company in the prosecution or defense, as the case may be, of any and all actions, governmental inquiries or other legal or regulatory proceedings in which Employee’s assistance may be reasonably requested by the Company. Reasonable expenses arising from the cooperation will be advanced or reimbursed within the Company’s guidelines. Consistent with the “Certificate of Incorporation of Authentidate Holding Corp.,” and the Company’s Amended and Restated By-Laws, AHC will hold harmless and indemnify Employee from and against any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement arising from any claim, suit or other action against Employee by any third party, on account of any action or inaction by Employee taken or omitted to be taken by Employee on behalf of AHC during the course of his employment, up to his date of termination, provided that such action or inaction by Employee was within the scope of Employee’s employment and consistent with the Company’s policies and procedures. Notwithstanding anything to the contrary contained herein, the obligations of the Company pursuant to Section 13.2 of the Employment Agreement shall survive the termination of the Employment Agreement and are specifically incorporated herein as if fully set forth herein. In accordance with Section 13.2 of the Employment Agreement, the Company further agrees to maintain such insurance, including, but not limited to, directors’ and officers’ liability insurance, and liability insurance, as is necessary and reasonable to protect the Employee from any and all claims arising from or in connection with his employment by the Company for a period of six (6) years after the Termination Date.

          b.      Employee agrees that he will not provide support or assistance, directly or indirectly, to any individual, corporation, or other non-governmental entity in connection with any claim, action, suit or proceeding involving the Company or any of its affiliates unless required to do so by law (in which case Employee agrees to promptly notify the Company of such legal requirement).

          c.      Employee acknowledges that he has advised the Company completely and candidly of all facts of which he is aware that may give rise to legal matters.

     16.   Employee shall direct all requests for references to be forwarded in writing to the Company, attention: Office of the President. The Company will state in response to such inquiries your dates of employment and positions held. The Company shall not be responsible for responses to reference requests sought or obtained other than under the procedures set forth in this paragraph.

     17.   Employee realizes there are many laws and regulations prohibiting employment discrimination, or otherwise regulating employment or claims related to employment pursuant to which Employee may have rights or claims. These include but are not limited to Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1990; the Pregnancy Discrimination Act; the National Labor Relations Act, as amended; 42 U.S.C 1981; the Employee Retirement Income Security Act of 1974, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act; the New York State and City Human Rights Laws; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, and other Federal, State and local human rights, fair employment and other laws. Employee also understands there are other statutes and contract and tort laws which relate to Employee’s employment and/or the termination of Employee’s employment. Employee hereby knowingly and voluntarily agrees to waive and release any rights or claims Employee may have under these and other laws, but does not intend to, nor is Employee waiving any rights or claims that may arise after the date that this Agreement is signed by Employee. Notwithstanding the foregoing sentence, Employee’s waiver and release shall not extend to (i) any rights, remedies, or claims Employee may have in enforcing the terms of the Agreement; and (ii) any rights Employee may have to receive vested amounts under AHC’s stock option plans, 401-K or pension plans.

     18.   This Agreement shall be deemed to have been made within the County of New York, State of New York, and shall be interpreted and construed and enforced in accordance with the laws of the State of New York without regard to its conflicts of law provision.

     19.   Employee is hereby advised of Employee’s rights to review this Agreement with counsel of Employee’s choice. Employee has had the opportunity to consult with an attorney and/or other advisor of Employee’s choosing before signing the Agreement, and was given a period of twenty-one (21) days to consider the Agreement. Employee is permitted, at his discretion, to return the Agreement prior to the expiration of this 21-day period. Employee acknowledges that in signing this Agreement, Employee has relied only on the promises written in this Agreement, and not on any other promise made by the Company or any other entity or person.

     20.   Employee represents that Employee has not filed any complaints, charges or claims against AHC with any local, State, or Federal agency or court, or with any other forum.

     21.   Employee agrees to immediately return any AHC property in his possession or custody or under his control, no matter where located including, but not limited to, AHC I.D. or security cards, corporate credit card, keys, computer disks, equipment, furniture, computers, peripherals and other electronic devices, and any written or electronic material prepared or received in the course of his employment at AHC, including without limitation, memoranda, reports, files, correspondence, manuals, notes, specifications, data, whether existing in hard copy or other media.

     22.   In the event Employee breaches any of the terms contained herein, Employee agrees to promptly forfeit the entire consideration given for this release and to pay the Company any actual damages caused by Employee’s breach.

     23.      If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, Employee and AHC agree that the court or other appropriate decision-making authority making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. In the event that any court or other appropriate decision-making authority determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement shall nonetheless survive and be enforced to the fullest extent permitted by law.

     24.      Except as otherwise expressly provided herein, this Agreement and Release, together with the General Release constitute the entire agreement between the Parties and supersede any and all prior agreements, whether written or oral. This Agreement may not be modified or changed, except in a written agreement signed by both Parties. The failure of either party at any time to require performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. Nor shall the waiver by either party of a breach of any provision hereof constitute a waiver of any succeeding breach of the same or any other such provision nor constitute a waiver of the provision itself. The Agreement may be executed in multiple counterparts, each of which shall be considered an original but all of which shall constitute one agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

     I have read this Agreement, and I understand all of its terms. I enter into and sign this Agreement knowingly and voluntarily with full knowledge of what it means. I understand that I have twenty-one (21) days to consider this Agreement and return it toAHC. I also understand that I have seven (7) days to revoke this Agreement in writing after I sign it. I understand that a revocation will become effective only if I furnish AHC with written notice, within such seven (7) day period. This Agreement will not become effective or enforceable until AHC’s receipt back of Employee’s executed Agreement and the expiration of the seven day revocation period.

Employee: /s/ John J. Waters John J. Waters	AuthentiDate Holding Corp.: /s/ Suren Pai By: Title:

Date: January 5, 2006	Date: January 9, 2006

CONSULT WITH AN ATTORNEY BEFORE SIGNING GENERAL RELEASE. BY SIGNING THIS GENERAL RELEASE, YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS.

GENERAL RELEASE

     I, John J. Waters, understand and, of my own free will, enter into this General Release.

     In consideration of the payments, benefits, agreements, and other consideration to be provided by Authentidate Holding Corp. (“AHC”) as described in the agreement of which this General Release is a part (such agreement, this General Release, together, the “Agreement”), John J. Waters, for himself or herself and for his heirs, executors, administrators, and their respective successors and assigns (collectively, “Employee”), HEREBY RELEASES AND FOREVER DISCHARGES, to the maximum extent permitted by law, Authentidate Holding Corp., its stockholders (solely in their capacity as stockholders of AHC), subsidiaries, affiliates, divisions, successors and assigns, their respective current and former officers, directors, employees, agents, attorneys, whether as individuals or in their official capacity, and each of their respective successors and assigns (hereinafter collectively referred to as “AHC”) of and from all or any manner of actions, causes and causes of action, suits, debts, obligations, damages, complaints, liabilities, losses, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments and expenses (including attorneys’ fees and costs), extents, executions, claims and demands whatsoever at law or in equity (“claims”), specifically including by way of example but not limitation, Title VII of the Civil Rights Acts of 1964 and 1991, as amended; the Civil Rights Act of 1866; the Employee Retirement Income Security Act of 1974, as amended; the National Labor Relations Act, as amended; the Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967, as amended; the Worker Adjustment and Retraining Notification Act; the Pregnancy Discrimination Act; and all Federal, State and local statutes, regulations, decisional law and ordinances and all human rights, fair employment, contract and tort laws relating to Employee’s employment with AHC and/or the termination thereof including, again by way of example but without limitation, the New Jersey and New York Civil Rights Laws, the New Jersey Law Against Discrimination, the New York Executive Law, the New York City Human Rights Law, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, any civil rights or human rights law, as well as all claims for wrongful discharge, breach of contract, personal injury, defamation, mental anguish, injury to health and reputation, and sexual harassment, which Employee ever had, now has, or which Employee hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever arising out of Employee’s employment by AHC or the termination thereof, provided that this General Release shall not extend to (i) any rights, remedies, or claims Employee may have in enforcing the terms of this Agreement; (ii) any rights Employee may have to receive vested amounts under AHC’s stock option plan, 401-K or pension plans; (iii) Employee’s rights to medical benefit continuation coverage, on a self-pay basis, pursuant to federal law (COBRA); and (iv) claims for indemnification (whether under state law, the Company's by-laws or otherwise) for acts performed as an officer or director of the Company or any of its affiliates. Employee takes this action fully aware of Employee’s rights arising under the laws of the United States (and any State or local governmental entity thereof) and voluntarily waives and releases all such rights or claims under these or other laws, but does not intend to, nor is Employee waiving any rights or claims that may arise after the date that this Agreement is signed by Employee. The provisions of any laws providing in substance that releases shall not extend to claims which are at the time unknown to or unsuspected by the person executing such release, are hereby waived.

     Employee represents that Employee has been advised to and has had an opportunity to consult with an attorney and/or any other advisors of Employee’s choosing before signing this Agreement, and was given a period of twenty-one (21) days to consider this Agreement. Employee is permitted, at his discretion, to return the Agreement prior to the expiration of this 21-day period. Employee has relied only on the promises written in the Agreement, and not on any other promise made by AHC or any other entity or person.

     Employee has seven (7) days to revoke the Agreement after Employee signs it. The Agreement will not become effective or enforceable until AHC’s receipt back of Employee’s executed Agreement and the expiration of the seven day revocation period.

     Employee has read and understood the Agreement and enters into it knowingly and voluntarily.

     IN WITNESS WHEREOF, John J. Waters has set his hand this 5 day of January, 2006 having had the opportunity to review this with counsel of his or her choice.

/s/ John J. Waters John J. Waters

Date: January 5, 2006